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EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated February 14, 2000 (except for the matters discussed in Note 16, as to which the date is August 31, 2000), included in TeleTech Holdings Inc.'s Current Report on
Form 8-K filed October 30, 2000 and to the incorporation by reference in our report dated February 14, 2000 (except for the matters discussed in Note 16, as to which the date is August 31, 2000), included in TeleTech Holding Inc.'s
Form 10-K for the year ended December 31, 1999 and to all references to our Firm included in this registration statement on Form S-3.

                                          /s/ ARTHUR ANDERSEN LLP

December 8, 2000